                                                                       EXHIBIT 4


                                 LOAN AGREEMENT


                                 By and Between


                         PRIORITY HEALTHCARE CORPORATION
                                (the "Borrower")



                                       and



              SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION
                                  (the "Bank")




                                November 24, 1998

                                TABLE OF CONTENTS


(The Table of Contents for this Loan Agreement is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provisions of this Loan Agreement.)

  Article           Section       Heading                                                                         Page
-------------     ------------    -------                                                                         ----
ARTICLE I                         DEFINITIONS AND ACCOUNTING TERMS..................................................1
                  SECTION 1.1     Definitions.......................................................................1
                  SECTION 1.2     Accounting Terms..................................................................9
ARTICLE II                        AMOUNT AND TERMS OF THE LOAN......................................................9
                  SECTION 2.1     The Loan..........................................................................9
                  SECTION 2.2     Advance of Proceeds of Facility..................................................10
                  SECTION 2.3     Interest on The Note.............................................................11
                  SECTION 2.4     Prepayment of the Loan...........................................................12
                  SECTION 2.5     Calculation of Interest..........................................................12
                  SECTION 2.6     Place of Payment.................................................................13
                  SECTION 2.7     Payment of Note..................................................................13
                  SECTION 2.8     Application of Payments..........................................................14
                  SECTION 2.9     Non-Usage Fee....................................................................14
                  SECTION 2.10    Setoff...........................................................................14
                  SECTION 2.11    Special Provisions Governing LIBOR...............................................15
                  SECTION 2.12    Letters of Credit................................................................15
                  SECTION 2.13    Capital Adequacy.................................................................18

ARTICLE III                       REPRESENTATIONS AND WARRANTIES...................................................18
                  SECTION 3.1     Organization, Corporate Powers, Etc..............................................18
                  SECTION 3.2     Authorization of Loan, Etc.......................................................19
                  SECTION 3.3     Tax Returns and Payments.........................................................19
                  SECTION 3.4     Agreements.......................................................................19
                  SECTION 3.5     Financial Statements.............................................................20
                  SECTION 3.6     Changes in Financial Condition; Adverse Developments.............................20
                  SECTION 3.7     Litigation, Etc..................................................................20
                  SECTION 3.8     Patents, Trademarks, Franchises, Etc.............................................20
                  SECTION 3.9     Principal Place of Business......................................................21
                  SECTION 3.10    Consents and Approvals...........................................................21
                  SECTION 3.11    Title to Properties and Assets, Liens, Etc.......................................21
                  SECTION 3.12    Outstanding Funded Debt..........................................................21
                  SECTION 3.13    ERISA............................................................................21
                  SECTION 3.14    Subsidiaries.....................................................................24
                  SECTION 3.15    Environmental Matters............................................................24
                  SECTION 3.16    Regulation U, Etc................................................................25
                  SECTION 3.17    Holding Company Status...........................................................25
                  SECTION 3.18    Investment Company Status........................................................25
                  SECTION 3.19    False or Misleading Statements...................................................25
                  SECTION 3.20    Securities Acts..................................................................25
                  SECTION 3.21    Governmental Consent.............................................................25

                  SECTION 3.22    Year 2000 Compliance.............................................................26

ARTICLE IV                        COVENANTS OF THE BORROWER........................................................26
                  SECTION 4.1     Affirmative Covenants............................................................26
                  SECTION 4.2     Negative Covenants...............................................................32

ARTICLE V                         CONDITIONS OF LENDING............................................................33
                  SECTION 5.1     Representations and Warranties...................................................33
                  SECTION 5.2     No Default.......................................................................33
                  SECTION 5.3     Validity of Guaranties...........................................................33
                  SECTION 5.4     Facility Documents...............................................................33
                  SECTION 5.5     Supporting Documents.............................................................33
                  SECTION 5.6     Additional Notes.................................................................34
                  SECTION 5.7     Loans Permitted by Applicable Laws...............................................34
                  SECTION 5.8     Proceedings......................................................................35
                  SECTION 5.9     Payment of Fees and Disbursements of
                                           Bank's Counsel..........................................................35
                  SECTION 5.10    Fees.............................................................................35

ARTICLE VI                        EVENTS OF DEFAULT................................................................35
                  SECTION 6.1     Events of Default................................................................35

ARTICLE VII                       RIGHTS UPON DEFAULT..............................................................37
                  SECTION 7.1     Acceleration.....................................................................37
                  SECTION 7.2     Right of Setoff..................................................................38
                  SECTION 7.3     Other Rights.....................................................................38
                  SECTION 7.4     Uniform Commercial Code..........................................................38

ARTICLE VIII                      MISCELLANEOUS....................................................................38
                  SECTION 8.1     Cumulative Remedies..............................................................38
                  SECTION 8.2     Amendments, Etc..................................................................38
                  SECTION 8.3     Addresses for Notices, Etc.......................................................38
                  SECTION 8.4     Applicable Law...................................................................39
                  SECTION 8.6     Time of the Essence..............................................................39
                  SECTION 8.7     Headings.........................................................................39
                  SECTION 8.8     Severability.....................................................................40
                  SECTION 8.9     Counterparts.....................................................................40
                  SECTION 8.10    Conflict.........................................................................40
                  SECTION 8.11    Term.............................................................................40
                  SECTION 8.12    Cross Defaults...................................................................40
                  SECTION 8.13    Expenses.........................................................................40
                  SECTION 8.14    Successors and Assigns...........................................................41
                  SECTION 8.15    Further Assurances...............................................................41
                  SECTION 8.16    No Third Party Beneficiaries.....................................................41
                  SECTION 8.17    WAIVER OF JURY TRIAL.............................................................41
                  SECTION 8.18    No Waiver........................................................................41
                  SECTION 8.19    Entire Agreement.................................................................41

EXHIBIT "A"   -   Notice of Borrowing

EXHIBIT "B"   -   Notice of Conversion/Continuation

EXHIBIT "C"   -   List of Subsidiaries

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made and entered into this 24th day of November, 1998, by and between:

         PRIORITY HEALTHCARE CORPORATION, an Indiana corporation, 285 W. Central Parkway, Suite 1704, Altamonte Springs, Florida 32714-2554 (hereinafter referred to as the "Borrower")

                                       and

         SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION, a national banking association, 200 South Orange Avenue, P.O. Box 3833, Orlando, Florida 32897 (hereinafter referred to as the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested the Bank to extend to it a revolving line of credit loan/letter of credit facility in the maximum aggregate principal amount of $10,000,000.00; and

         WHEREAS, the Bank is willing to make such facility available upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1 Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Advance" shall mean individually and collectively the proceeds of the Facility delivered to the Borrower by the Bank pursuant to Section 2.2 hereof.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with Borrower, including a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" shall mean this Loan Agreement as originally executed by the parties hereto and all permitted amendments hereto and modifications hereof.

         "Amgen Letter of Credit" shall mean that certain letter of credit, to be issued by the Bank for the account of the Borrower and for the benefit of Amgen, Inc., and all amendments, modifications, supplements, extensions or replacements thereof.

         "Banking Day" shall mean any Day other than a Saturday, Sunday or Day on which commercial banks are authorized to close under the laws of State of Florida.

         "Covenant Compliance Certificate" shall mean a certificate in such form as may be acceptable to the Bank, containing all the financial covenants and ratios with which the Borrower is required to comply during the term of this Agreement and containing calculations reflecting whether or not the Borrower is in compliance with each such financial covenant or ratio.

         "Current Liabilities" shall mean, as at any date of determination thereof, (a) the principal and interest outstanding under the Loan, and (b) those liabilities, or any portion thereof, the maturity of which will not extend beyond one year from the date of calculation.

         "Day" shall mean a calendar day, unless the context indicates otherwise.

         "Default Rate" shall mean the lesser of (i) the Prime Rate plus three hundred basis points (3.0%) or (ii) the highest rate of interest permitted from time to time by applicable law.

         "Due Date" shall mean the date any payment of principal or interest is due and payable on the Loan or Note.

         "EBITDA" shall mean, for any period, Net Income, increased by the sum of (i) Interest Expense for such period, (ii) Income Tax Expense for such period, (iii) depreciation for such period and (iv) amortization for such period.

         "Environmental Laws" shall mean (i) the Resource Conservation and Recovery Act, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, (iii) the Clean Water Act, (iv) the Clean Air Act, (v) the Solid Waste Disposal Act, (vi) the Superfund Amendments and Reauthorization Act of 1986, (vii) the Federal Insecticide, Fungicide, and

Rodenticide Act, (viii) the Toxic Substance Control Act, (ix) the Emergency Planning and Community Right to Know Act, (x) the Hazardous Material Transportation Act, (xi) the Resource Conservation and Recovery Act, (xii) the Florida Air and Water Pollution and Control Act, (xiii) the Florida Hazardous Substances Law, (xiv) any and all other federal, state or local laws, regulations or interpretations applicable to the Borrower or any of the properties or operations of the Borrower relating to (A) protection of the environment, (B) discharges to the environment, or (C) the handling, storage, transportation, removal or disposal of hazardous waste, hazardous substances, or petroleum products or by-products or natural gas, and (xi) any and all other federal, state, or local laws, regulations or interpretations relating to environmental permitting applicable to any of the properties or operations of the Borrower.

         "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

         "Event of Default" shall mean an event of default specified in Article Six of this Agreement.

         "Facility" shall mean the revolving line of credit loan/ letter of credit facility extended to the Borrower by the Bank pursuant to the terms hereof.

         "Facility Documents" shall mean this Agreement, the Note, the Negative Pledge, the Guaranties and all of the other documents, agreements, certificates, schedules, notes, statements and opinions, however described, referenced herein or executed or delivered pursuant hereto or in connection with or arising with the Facility or the transactions contemplated by this Agreement.

         "Fixed Charge Coverage Ratio" shall mean the ratio of (a) the Borrower's EBITDA to (b) the sum of the Borrower's (i) Interest Expense, (ii) capital expenditures (excluding acquisitions), (iii) capitalized lease payments and (iv) dividends.

         "Funded Debt to Capitalization Ratio" shall mean, as at any date of determination thereof, the ratio of (a) the Borrower's Funded Debt to (b) the sum of the Borrower's (i) Funded Debt and (ii) Net Worth.

         "Funded Debt to EBITDA Ratio" shall mean, as at any date of determination thereof, the ratio of the Borrower's Funded Debt to its EBITDA.


         "Funded Debt" shall mean and include without duplication:

                  (a) all amounts outstanding in respect of the Loans,

                  (b) indebtedness which is secured by any security interest on property owned by the Borrower whether or not the indebtedness secured thereby shall have been assumed by the Borrower,

                  (c) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock, or dividends of any Person,

                  (d) obligations under any contract providing for the making of loans, advances, or capital contributions to any Person in order to enable such Person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends, or expenses, and

                  (e) obligations under any contract which, in economic effect, is substantially equivalent to a guarantee, all as determined in accordance with GAAP; provided, however, that any such obligation shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or arises under a revolving credit or similar agreement, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

         "GAAP" shall mean generally accepted accounting principles consistently applied to the particular item.

         "Guaranties" shall mean the absolute and unconditional guaranty agreements executed by the Guarantors in favor of the Bank guaranteeing the Obligations.

         "Guarantors" shall mean IV-1, Inc., a Florida corporation and its wholly-owned Subsidiaries, IV-One Services, Inc., a Florida corporation and National Pharmacy Providers, Inc., a Florida corporation, their successors and/or assigns, and each future wholly-owned Subsidiary of the Borrower.

         "Hazardous Materials Liabilities" shall mean any and all damages (compensatory and punitive), losses, cleanup costs, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorneys' and paralegals' fees and expenses), whether incurred or to be incurred, whether absolute, fixed or contingent, whether civil or criminal, and whether arising under the Environmental Laws or under any other federal, state or local law, arising out of or in connection with the handling, use, storage, transportation, removal or disposal of

(i) "hazardous waste, as defined in the Resource Conservation and Recovery Act or, if broader, as such term or any similar term is defined in any other applicable federal, state or local law, regulation or interpretation, (ii) "Hazardous Substances", as defined in this Section 1.1, or, if broader, in the Comprehensive Environmental Response, Compensation and Liability Act, or, if broader, as such term or any similar term is defined in any other applicable federal, state or local law, regulation or interpretation, and/or (iii) petroleum products or by-products or natural gas.

         "Hazardous Substances" shall mean any hazardous or toxic materials, pollutants, contaminants, constituents or wastes and any other chemical, material or substance, the generating, handling, storage, release, transportation, or disposal of which is or becomes prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, is or becomes known to pose a hazard to the health and safety of the occupants of the Places of Business including, without limitation,
(i) asbestos, (ii) petroleum and petroleum by-products, (iii) urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, (v) all substances now or hereafter designated as "hazardous substances," "hazardous materials" or "toxic substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601, et seq. the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., or the Resource, Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq; (vi) all substances now or hereafter designated as "hazardous wastes" or as "hazardous substances" in Chapter 403 of Florida Statutes (the "Florida Air and Water Pollution and Control Act") or in Sections 501.061 et seq. of Florida Statutes (the "Florida Hazardous Substances Law"); or (vii) all substances now or hereafter designated as "hazardous substances," "hazardous materials" or "toxic substances" under any other federal, state or local laws or in any regulations adopted and publications promulgated pursuant to said laws.

         "IRS Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Income Tax Expense" shall mean, for any period, the aggregate of (i) all taxes based upon or measured by the Borrower's income and (ii) franchise taxes payable by the Borrower, determined in accordance with GAAP.

         "Interest Expense" shall mean, for any period, the interest expenses of the Borrower, including the interest equivalent under capitalized lease obligations and Funded Debt, determined in accordance with GAAP.

         "Interest Payment Date" shall mean (a) with respect to Prime Rate Loans, the tenth Day of each month, in arrears (i.e.

interest accruing during a particular month will be payable on the tenth Day of the following month), commencing on December 10, 1998 and (b) with respect to LIBOR Loans, the end of the related Interest Period, except in the case of Interest Periods which extend beyond ninety Days, each Day which is ninety Days from the date of such advance and at the end of the related Interest Period.

         "Interest Period" shall mean (a) with respect to Prime Rate Loan, a calendar month, and (b) with respect to LIBOR Loans, 1, 2, 3 or 6 months, or any other period approved by the Bank in its sole and absolute discretion, as selected by the Borrower from time to time in accordance with the terms hereof.

         "Interest Rate" shall mean the interest rate per annum selected by the Borrower for each Loan or Advance, from time to time, with reference to either the Prime Rate or LIBOR, except when the Default Rate is in effect; provided, however, that the Interest Rate shall never exceed the maximum rate allowable by law from time to time.

         "Interest Rate Determination Date" shall mean each date for calculating the Prime Rate or LIBOR, as the case may be, for purposes of determining the Interest Rate in respect of an Interest Period. The Interest Rate Determination Date shall be (i) the Banking Day prior to the first Day of the related Interest Period for a Prime Rate Loan and (ii) the second Banking Day prior to the first Day of the related Interest Period for a LIBOR Loan.

         "Letter of Credit" and "Letters of Credit" shall mean any one or more of the standby letters of credit issued for the account of the Borrower pursuant to Section 2.12 hereof, whether issued by or through the actions of the Bank, as the same may be transferred, renewed, modified, amended or restated from time to time in the manner provided therein.

         "Letter of Credit Fees" shall mean the fees paid by the Borrower to the Bank in connection with the issuance of Letters of Credit, which fees shall be calculated in the manner set forth in Section 2.12 hereof.

         "Liabilities" shall mean all liabilities and obligations of the Borrower, all as determined in accordance with GAAP.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to give any of the foregoing, any conditional sales or other title retention agreements, or any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "LIBOR" shall mean the interest rate per annum (in accordance with the length of the designated Interest Period) in effect on the Interest Rate Determination Date designated as the LIBOR rate and appearing from time to time on Telerate or such substitute interest rate reporting service or publication of recognized standing as may be designated in writing from time to time by the Bank to the Borrower; in any such case rounded, if necessary, to the next higher 1/16 of 1.0%, if the rate is not such a multiple.

         "LIBOR Applicable Margin" shall mean the number of basis points designated below, based on the Borrower's Funded Debt to EBITDA Ratio:


FUNDED DEBT/EBITDA

               greater than or equal    greater than or equal    greater than or equal    greater than or equal      greater than or
less than 0.5  to 0.5 + less than 1.0  to 1.0 + less than 1.50  to 1.50 + less than 2.0  to 2.0:1 + less than 2.5     equal to 2.5
-------------  ----------------------  -----------------------  -----------------------  ------------------------    ---------------
  L + 37.5           L + 55.0                  L + 67.5                 L + 80.0                  L + 92.5              L + 105.0

         "LIBOR Loans" shall mean loans or Advances made by the Bank to the Borrower during the Revolving Period under the Facility pursuant to the terms of this Agreement which bear interest at rates determined by reference to LIBOR as provided in Section 2.3 hereof.

         "Loan" or "Loans" shall mean, collectively, or individually, as the case may be or as the context may require, the Prime Rate Loans and the LIBOR Loans, extended to the Borrower by the Bank pursuant to the terms hereof.

         "Margin Securities" shall mean any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         "Net Income" shall mean, for any period the aggregate of the net income of the Borrower determined in accordance with GAAP.

         "Non-Usage Fee" shall mean the fee paid to the Bank by the Borrower for the unused portion of the Facility, determined in accordance with Section 2.9 hereof.

         "Note" shall mean the Borrower's promissory note or notes evidencing the Loan together with all amendments, modifications, supplements renewals or replacements thereof.

         "Obligations", with respect to the Borrower, shall mean, individually and collectively, all payment and performance duties, obligations and liabilities of the Borrower to the Bank, however and whenever incurred, acquired or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, sole or joint and several, or due or to become due, including, without limitation, all such duties, obligations and liabilities of the Borrower to the Bank, under and pursuant to the Facility Documents and all renewals, modifications or extensions of any thereof.

         "Permitted Loan Limit" shall mean $10,000,000.00.

         "Person" shall mean any individual, joint venturer, partnership, firm, corporation, trust, unincorporated organization or other organizational entity, or a governmental body or any department or agency thereof, and shall include both the singular and the plural.

         "Plan" shall mean an employee benefit plan or plans and any trust created thereunder which has been established or maintained or hereafter is established or maintained for employees of the Borrower or any Subsidiary, provided such plan is covered by Title I or IV of ERISA.

         "Prime Rate" shall mean the interest rate announced from time to time by SunTrust Banks of Florida, Inc. as the Prime Rate (which rate is only a benchmark, is purely discretionary and is not necessarily the best or lowest rate charged borrowing customers of any subsidiary bank of SunTrust Banks of Florida, Inc.), with any change in the Prime Rate to be effective at 12:01 a.m. on the Day any such change in the Prime Rate is announced by SunTrust Banks of Florida, Inc.

         "Prime Rate Loans" shall mean Loans or Advances made by the Bank during the Revolving Period under the Facility pursuant to this Agreement and bearing interest at rates determined by reference to the Prime Rate, as provided in
Section 2.3 hereof.

         "Principal Place of Business" shall mean the principal place of business and the headquarters of the Borrower at which all of its records are kept which is noted in the preamble of this Agreement.

         "Prohibited Transaction" shall mean a transaction prohibited by Section 408 of ERISA or Section 4975 of the IRS Code.

         "Related Entity" shall mean any entity if, with respect to the Borrower, any of the entity's employees fall within any of the following categories: (a) employees of a controlled group of corporations as defined in
Section 414(b) of the IRS Code; (b) employees of partnerships, proprietorships or other entities that are under common control as defined in Section 414(c) of the IRS Code; (c) employees of affiliated service groups as defined in Section 414(m) of the IRS Code; or (d) employees of entities that are deemed affiliated with or related to the Borrower in accordance with Sections 414(n) or (o) of the IRS Code.

         "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

         "Revolving Period" shall mean the period during the term of the Loan (in the absence of an Event of Default) during which principal owed to the Bank under the Facility may be retained by the Borrower; such period of time shall commence on the date hereof and terminate on the earlier of (i) the occurrence of an Event of Default, (ii) November 24, 2001, or (iii) such later date as the Bank may in its absolute discretion agree to in writing.

         "Subsidiary" shall mean any other corporation whose assets and income are includible in the financial statements of the Borrower in accordance with GAAP, and shall include subsidiaries of a subsidiary.

         "Total Liabilities" shall mean all liabilities and obligations of the Borrower, all as determined in accordance with GAAP, and shall include Funded Debt and/or Current Liabilities, as the case may be.

         "UCC" shall mean the Florida Uniform Commercial Code, Chapters 671 to 680, inclusive.

         SECTION 1.2 Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP consistently applied and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP. In the event of ambiguities in GAAP, the more conservative principle or interpretation shall be used.


                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOAN

         SECTION 2.1 The Loan. The Bank agrees from time to time during the Revolving Period to lend to the Borrower under the Facility upon the request of the Borrower up to the aggregate principal amount of the Permitted Loan Limit on the terms and conditions set forth herein. During the Revolving Period, the Borrower shall be entitled to receive up to the amount of the Permitted Loan Limit in one or more Advances pursuant to Section 2.2 hereof, except as otherwise specifically set forth in this Agreement. Advances under the Loan shall be evidenced by the Note and shall be payable as set forth in Section 2.7 hereof. The Borrower shall not be liable under the Note except with respect to funds actually advanced to the Borrower by the Bank pursuant to the terms hereof. The Loan may revolve during the Revolving Period; accordingly, during the Revolving Period, the Borrower may borrow up to the Permitted Loan Limit, repay all or any portion of such principal amount of the Loan, and reborrow up to such amount, subject to the terms and conditions set forth herein. After the expiration of the Revolving Period, the Borrower shall not be entitled to receive any further Advance.

         SECTION 2.2 Advance of Proceeds of Facility. After the date hereof, and upon satisfaction of the conditions precedent set forth in Article Five hereof, the Borrower shall be entitled to obtain Advances under the Facility. The Borrower shall give the Bank written notice (or facsimile transmission, immediately confirmed by telephone and further confirmed by sending the original notice to the Bank so that the same is received by the Bank no later than three
(3) Banking Days after the date of the facsimile transmission) ( a "Notice of Borrowing"), which Notice of Borrowing shall be given prior to 2:00 p.m. Orlando, Florida time and such Notice of Borrowing shall be in the form attached hereto as EXHIBIT "A" or in such other form as may be acceptable to the Bank in its sole and absolute discretion, which shall specify (a) the proposed date of the Advance (which shall be a Banking Day), (b) the amount of the proposed borrowing, (c) the requested Interest Rate, (d) in the case of a LIBOR Loan, the requested Interest Period, and (e) that on the date of the Notice of Borrowing there has been no material adverse change in the financial condition of the Company from that set forth on the most recent annual financial statements furnished to the Bank as provided in this Agreement. The Notice of Borrowing shall be irrevocable by the Borrower on or after the related Interest Rate Determination Date and the Borrower shall be bound to make a borrowing in accordance therewith. The Bank shall have no duty or obligation to verify or confirm the authority of the representative of the Borrower requesting any such Advance as long as said person identifies himself/herself as an employee or representative of the Borrower. The Bank shall make each Advance hereunder on the date proposed by the Borrower therefor by crediting the amount of each Advance requested by the Borrower to the general deposit account of the Borrower maintained with the Bank, or in such other manner as the Borrower may request in such Notice of Borrowing and as is agreeable to the Bank. Each request for an Advance shall be deemed to restate and verify all representations of the Borrower made herein as of the date of such request.

         Loans which are unpaid upon the expiration of the Interest Period applicable thereto and with respect to which Borrower has not advised Bank in writing (a "Notice of Conversion/ Continuation") as provided in Section 2.7 and received by the Bank within the times provided in Section 2.7 prior to the expiration of such Interest Period that it has elected to continue such Loans as LIBOR Loans or Prime Rate Loans, as the case may be, or continue the Interest Period applicable to such Loans shall, effective as of the first Day after the expiration of such Interest Period, accrue interest at the rate determined by reference to the Prime Rate, determined in accordance with Section 2.3 hereof. Thereafter, subject to the limitations set forth in Section 2.7 hereof, the Borrower may, by giving Bank an appropriate Notice of Conversion/Continuation, together with the requested Interest Period, elect to convert such Loans to LIBOR Loans for the designated Interest Period at a date designated by the Borrower which date shall be no earlier than a date two Banking Days after the receipt by the Bank of such Notice of Conversion/Continuation.

         SECTION 2.3 Interest on The Note. The Facility shall be evidenced by the Note and shall be due and payable in accordance with and as required by
Section 2.7. The Note shall bear interest from the date thereof on the unpaid principal balance thereof from time to time from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate or LIBOR, as selected from time to time by the Borrower, and shall be payable as set forth in Section 2.7. The applicable basis for determining the rate of interest shall be selected by Borrower at the time the Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.7. If on any Day a Loan is outstanding with respect to which such a Notice has not been delivered to Bank in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that Day that Loan shall bear interest at the rate determined by reference to the Prime Rate, determined in accordance with this Section 2.3. Interest on Loans or Advances under the Facility shall fluctuate based upon the Borrower's Funded Debt to EBITDA Ratio ("Funded Debt/EBITDA"), determined by the Bank quarterly, as follows:

                           (a) if a Prime Rate Loan, then at a fluctuating rate
                  per annum equal to the Prime Rate; or

                           (b) if a LIBOR Loan, then at a rate per annum equal
                  to the sum of the applicable LIBOR (based upon the Interest Period selected) plus the LIBOR Applicable Margin.

Notwithstanding the foregoing, however, until February 15, 1999, or such earlier date as the Borrower shall deliver to the Bank its financial statements for the quarter ending December 31, 1998, the Interest Rate for all LIBOR Loans shall be LIBOR plus thirty seven and one-half basis points (.375%). For purposes of determining the applicable Interest Rate, the Borrower's Funded Debt to EBITDA Ratio shall be calculated by the Bank quarterly, based upon the Borrower's quarterly financial statements, beginning with the Borrower's statement for the period ending December 31, 1998, with any change in the applicable Interest Rate to be effective as of the first day of the month following the date of the delivery to the Bank of the financial statements reflecting such change in the Borrower's Funded Debt to EBITDA Ratio.

         From and after the Due Date, interest shall accrue on the unpaid principal balance of the Facility and on all accrued but unpaid interest thereon, or on such defaulted payment, from the Due Date at the Default Rate. Such interest shall continue to accrue until the date of payment in full of all principal and accrued but unpaid interest of such defaulted payment, if applicable.

         SECTION 2.4 Prepayment of the Loan. The Borrower may at any time and from time to time prepay all or any part of the principal amount of any Prime Rate Loans outstanding without penalty; provided, however, that each permitted prepayment shall be applied to the reduction of the Facility, in such manner as the Bank may, in its sole discretion, elect and, further provided, that on the date of the prepayment, there shall exist no Default and all accrued but unpaid interest on the amount of the prepayment through the prepayment date, whether or not due and payable, shall be paid in full prior to any prepayment. Each prepayment other than full payment shall be made prior to 2:00 p.m. (Orlando time) on the date of the prepayment, and shall be made on a Banking Day in immediately available funds. The Borrower may not prepay any LIBOR Loan prior to the expiration of the applicable Interest Period.

         SECTION 2.5 Calculation of Interest. Any interest due on the Facility or any other Obligations shall be calculated on the basis of a year containing 360 Days. The interest due on any date for payment of interest hereunder shall be that interest to the extent accrued as of midnight on the last Day immediately prior to that interest payment date. Notwithstanding anything herein or in any Facility Document to the contrary, the sum of all interest and all other amounts deemed interest under Florida or other applicable law which may be collected by the Bank hereunder shall not exceed the maximum lawful interest rate permitted by such law from time to time. The Bank and the Borrower intend and agree that under no circumstance shall the Borrower be required to pay interest on the Facility or on any other Obligations at a rate in excess of the maximum interest rate permitted by applicable law from time to time, and in the event any such interest is received or charged by the Bank in excess of that rate, the Borrower shall be entitled to an immediate refund of any such excess interest by a credit to and payment toward the unpaid balance of the Facility (such credit to be considered to have been made at the time of the payment of the excess interest) with any excess interest not so credited to be immediately paid to the Borrower by the Bank.

         SECTION 2.6 Place of Payment. All payments by the Borrower under the Facility Documents shall be made to the Bank at its banking house at Orlando, Florida, in lawful money of the United States of America and in immediately available funds.

         SECTION 2.7 Payment of Note. The Borrower shall pay the Note together with interest at the rate set forth in Section 2.3 as follows:

                  (a) Interest. Interest shall be payable on each Interest Payment Date, upon any permitted prepayment of the Facility (to the extent accrued on the amount being prepaid) and at maturity. The Bank will endeavor to notify the Borrower of interest due prior to any Interest Payment Date.

         Borrower shall deliver a Notice of Conversion/Continuation to Bank no later than 11:00 A.M. Orlando, Florida time, on the Banking Day of the proposed conversion date for any Loan or Advance under the Facility, which shall be (i) in the case of the conversion/continuation of a Prime Rate Loan, a date which is at least one (1) Banking Day after the date on which the Bank receives such Notice of Conversion/Continuation and (ii) in the case of the conversion/continuation of a LIBOR Loan, a date which is at least three (3) Banking Days after the date on which the Bank receives such Notice of Conversion/Continuation. A Notice of Conversion/Continuation shall be in the form of EXHIBIT "B" attached hereto or such other form and content as may be acceptable to the Bank in its sole and absolute discretion and shall be delivered to the Bank and shall specify (i) the proposed conversion/continuation date (which shall be a Banking Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, and (iv) in the case of a conversion to, or continuation of, a LIBOR Loan the requested Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Bank such notice by facsimile transmission by the required time of any proposed conversion/continuation under this Section 2.7; provided, that such facsimile transmission is immediately confirmed by telephone, and further confirmed by sending the original Notice of Conversion/Continuation to the Bank so that the same is received by the Bank no later than three (3) Banking Days after the date of the facsimile transmission; and further provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan when any Event of Default has occurred and is continuing.

         The Bank shall incur no liability to Borrower in acting upon any telephonic notice referred to above or for otherwise acting under this Section
2.7 and upon conversion/ continuation by Bank in accordance with this Agreement pursuant to any telephonic notice, Borrower shall have effected Loans hereunder.

         Any Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable by Borrower on or after the related Interest Rate Determination Date and Borrower shall be bound to convert or continue in accordance therewith.

                  (b) Maturity Date. On the Maturity Date, all outstanding principal, together with accrued but unpaid interest thereon, shall become due and payable in full.

         SECTION 2.8 Application of Payments. All payments made on the Note shall be applied first to interest accrued to the date of payment and next to the unpaid principal balance; provided, however, in the event an Event of Default occurs, payments shall be applied first to any costs or expenses, including attorneys fees, that the Bank may incur in exercising its rights under the Facility Documents, as the Bank may determine.

         SECTION 2.9 Non-Usage Fee. The Borrower shall pay to the Bank a quarterly Non-Usage Fee on the average unused portion of the Facility in an amount equal to the amount of the number of basis points set forth below per annum, based on the Borrower's Funded Debt to EBITDA Ratio ("Funded Debt/EBITDA"):

  FUNDED DEBT/EBITDA

               greater than or equal    greater than or equal    greater than or equal    greater than or equal      greater than or
less than 0.5  to 0.5 + less than 1.0  to 1.0 + less than 1.50  to 1.50 + less than 2.0  to 2.0:1 + less than 2.5     equal to 2.5
-------------  ----------------------  -----------------------  -----------------------  ------------------------    ---------------
    12.5 bp           12.5 bp                  15.0 bp                 15.0 bp                   20.0 bp                  20 bp

Such fee shall accrue from the date of this Agreement until the Bank's obligations to advance funds under the Facility pursuant to this Agreement are terminated and shall be payable quarterly, in arrears, on the last Day of each calendar quarter during the term of this Agreement. Such fees shall be calculated by the

Bank and such calculations shall not be subject to challenge or dispute except in the case of manifest error. Notwithstanding anything to the contrary contained herein, the first $16,250.00 of the Non-Usage Fee due to the Bank hereunder for the Facility shall be waived as long as the Amgen Letter of Credit remains outstanding and the pricing thereof remains in effect for a full year.

         SECTION 2.10 Setoff. The Borrower hereby grants to the Bank a lien on, and a security interest in, the deposit balances, accounts, items, certificates of deposit and monies of the Borrower in the possession of or on deposit with the Bank or any of its affiliates to secure and as collateral for the payment and performance of the Obligations. Upon the occurrence of a Default, the Bank may at any time and from time to time, without demand or notice, appropriate and setoff against and apply the same to the Obligations when and as due and payable.

         SECTION 2.11 Special Provisions Governing LIBOR. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to LIBOR as to the matters covered:

                  (a) Determination of Interest Period. By giving notice as set forth in Section 2.2 or Section 2.7 the Borrower shall have the option, subject to the other provisions of this Section 2.10, to specify an Interest Rate determined with reference to LIBOR commencing on any such date, provided, that:

                           (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the Day on which the next preceding Interest Period expires;

                           (ii) if any Interest Period would otherwise expire on a Day which is not a Banking Day, that Interest Period shall be extended to expire on the next succeeding Banking Day; provided, that if any such Interest Period would otherwise expire on a Day which is not a Banking Day but is a Day of the month after which no further Banking Day occurs in that month, that Interest Period shall expire on the next preceding Banking Day; and

                           (iii) any Interest Period which begins on the last Banking Day of a calendar month (or on a Day for which there is no numerically corresponding Day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month.

                  (b) Determination of Interest Rate. As soon as practicable after 11:00 A.M. Orlando, Florida time, on the

Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the Interest Rate which shall apply to the Loan for which an Interest Rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.

         SECTION 2.12      Letters of Credit.

                  (a) Upon the terms and provisions and subject to the conditions contained in this Agreement, in lieu of an Advance under the Facility, the Bank may issue or cause the issuance of one or more Letters of Credit from time to time upon the request of the Borrower; provided, however, the Bank's agreement to consider the issuance of Letters of Credit shall terminate when payment of the Note becomes due, whether by demand or otherwise, and further provided, however, that notwithstanding the face amount of the Note the Bank shall not be required to consider the issuance of any Letter of Credit if (i) the face amount of the Letter of Credit to be issued plus the principal balance outstanding under the Facility together with the aggregate face amounts of all Letters of Credit outstanding would exceed the Permitted Loan Limit; or
(ii) the expiration date thereof could occur after the earlier of (A) one year from the date of issuance thereof or (B) the termination of the Revolving Period. The issuance of such Letters of Credit is subject to compliance with conditions precedent to obtaining an Advance under this Agreement, to the prior approval of the Bank and to the Bank's standard procedures for issuance of a Letter of Credit, including, but not limited to, the submission of an application on the Bank's approved forms with respect to any standby Letters of Credit, a Master Letter of Credit Agreement with respect to commercial Letters of Credit, and any other standard requirements with regard to the issuance of Letters of Credit of the type to be issued hereunder. The Letters of Credit will be in such form as is reasonably acceptable to the Bank and the documentation therefor will include an unconditional obligation of the Borrower to pay any amount drawn under any Letter of Credit.

                  (b) Each of the Letters of Credit may be drawn upon by presentment to the Bank, at its office at 200 South Orange Avenue, Orlando, Florida 32801 (or such other office as may be specified therein), of the original Letter of Credit, together with such supporting documents and certificates as may be required by the Letter of Credit. The Bank may honor any draft, certificate or other document reasonably conforming in form and substance to the requirements described in and/or forms annexed to any Letter of Credit, and may afford the beneficiary notice of and an opportunity to correct non-conforming items capable of cure, each in the sole and absolute discretion of the Bank and without any notice to or consent from the Borrower.

                  (c) Each amount paid by the Bank pursuant to a Letter of Credit or otherwise in respect of the obligation thereby secured and not immediately paid by the Borrower shall be deemed to be an Advance under the Facility by the Bank to the Borrower pursuant to this Agreement, and the Borrower shall repay such advance in accordance with the terms and provisions of this Agreement.

                  (d) In addition to the payments of principal and interest as stated above, if there shall be any increase in the direct or indirect cost to the Bank of issuing, causing the issuance of or maintaining a Letter of Credit, or any reduction in any amount received or to be received with respect to a Letter of Credit by the Bank hereunder due to:

                           (i) The introduction of any change in any applicable law or the interpretation or administration thereof, including without limitation, the imposition, modification or application of (A) any reserve, special deposit, assessment or similar requirement respecting Letters of Credit issued by, assets held by, or deposits in or for the account of, the Bank, (B) any requirement to withhold or deduct from any amount payable to the Bank hereunder, or payable directly or indirectly to the Bank, any taxes, levies, imports, duties, fees, deductions, withholdings or charges of a similar nature, or to any interest thereon, or any penalties with respect thereto, imposed, levied, collected, assessed, withheld or deducted by any governmental authority, including subdivisions and taxing authorities thereof, or
         (C) any other restriction or condition effecting a Letter of Credit or this Agreement; or

                           (ii) The compliance of the Bank with any regulation, guideline or request from any central bank or other authority (whether or not having the force of law);

the Borrower from time to time, within 10 days upon demand by the Bank, shall pay to the Bank additional amounts sufficient to indemnify the Bank against such increased costs and reduced receipts. A certificate setting forth the basis for the additional amounts in reasonable detail as to the amount and manner of calculation of such increased costs and reduced receipts submitted to the Borrower by the Bank shall be conclusive (absent manifest error) as to the existence and the amount thereof. If the Bank has not received payment for such amounts by the time it receives from the Borrower the next succeeding payment or prepayment of a portion of the Facility, whether intended by the Borrower to be interest, principal or otherwise, the Bank may apply such payment or prepayment first to the reduction of the amounts of such costs and receipts.

                  (e) The Facility shall not otherwise be deemed to have been fully paid or satisfied until each of the outstanding Letters of Credit have been presented, have expired by their terms without presentment or have been surrendered to the Bank for cancellation.

                  (f) Letter of Credit Fees. With regard to the issuance of any such Letters of Credit, the Borrower agrees to pay to the Bank:

                           (i) for the Amgen Letter of Credit, a fee equal to one hundred basis points (1.0%) per annum on the face amount thereof; and

                           (ii) for all other Letters of Credit issued by the Bank on behalf of the Borrower, a fee equal to the LIBOR Applicable Margin in effect from time to time, payable annually in advance, based on a 360 day year, for actual number of days elapsed, in immediately available funds, beginning on the date of the initial issuance of any standby Letter of Credit, and on any anniversary date of said standby Letter of Credit, if such Letter of Credit is renewed or extended for an additional term, provided, however, that no fee for any standby Letter of Credit issued hereunder shall be less than $250.00 per annum.

         SECTION 2.13 Capital Adequacy. If, subsequent to the date of this Agreement, any laws, statutes, regulations, rules, or interpretations thereof, are changed by an appropriate authority (government, regulatory agency, central bank, etc.) or in the event that compliance by the Bank with any request or directive from such authority whether or not having the force of law, results, in the Bank's opinion, in effectively and materially reducing the rate of return on the Bank's capital investment in regard to the transactions contemplated by this Agreement to less than what was anticipated by the Bank on the date of this Agreement, the Bank may, from time to time, issue notification to the Borrower which will reasonably identify such change, request, or directive requiring additional payment or payments hereunder. Said notification will be conclusive absent manifest error and will state the additional amount(s) the Bank deems necessary to compensate for said change(s), request(s), or directive(s). The Borrower shall pay any such sums due to the Bank within ten (10) Days of the date of issue of said notification and the Bank may use reasonable averaging and attribution methods in calculating amounts due from the Borrower. For purposes hereof, the date that any particular law, statute, regulation, rule, or interpretation thereof is changed shall be deemed to be the date such change becomes effective, rather than the date any such change is passed or approved by the applicable legislative, regulatory, or judicial body.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

         SECTION 3.1 Organization, Corporate Powers, Etc. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) has all requisite power and authority, corporate and otherwise, to own its properties and assets and to carry on its business as now conducted and proposed to be conducted, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary including the States of Indiana and Florida, and
(iv) has the corporate power and authority to execute and deliver, and to perform its obligations under this Agreement, the Note, and the other Facility Documents.

         SECTION 3.2 Authorization of Loan, Etc. The execution, delivery and performance of the Facility Documents by the Borrower (a) have been duly authorized by all requisite corporate action (no shareholder action being required pursuant to applicable law) and (b) will not (i) violate (A) any provision of law, any governmental rule or regulation, any order of any court or other agency of government or the Articles of Incorporation or Bylaws of the Borrower or (B) any provision of any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties or assets are bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than as permitted by the terms hereof.

         SECTION 3.3 Tax Returns and Payments. All federal, state and local tax returns and reports of the Borrower required to be filed have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its properties, assets, incomes or franchises, which are due and payable in accordance with such returns and reports, have been paid, other than those presently (a) payable without penalty or interest, or (b) contested in good faith and by appropriate and lawful proceedings prosecuted diligently. The aggregate amount of the taxes, assessments, charges and levies so contested is not material to the condition (financial or otherwise) and operations of the Borrower. The charges, accruals, and reserves on the books of the Borrower in respect of federal, state and local taxes for all fiscal periods to date are adequate and the Borrower knows of no other unpaid assessment for additional federal, state or local taxes for any such fiscal period or of any basis therefor.

         SECTION 3.4 Agreements.

                  (a) The Borrower is not a party to any agreement, indenture, lease or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation materially and adversely affecting its business, properties, assets, operations or condition (financial or otherwise). There are no unrealized losses with respect to any such agreement, indenture, lease or instrument.

                  (b) The Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

         SECTION 3.5 Financial Statements. The Borrower has furnished the Bank with the Borrower's annual audited financial statements for the fiscal year ended December 31, 1997 and internally prepared financial statements for the period ended September 30, 1998. Such financial statements (including any related schedules) are true and correct in all material respects. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole since the date of the financial statements referred to above.

         SECTION 3.6 Changes in Financial Condition; Adverse Developments. From the date of the annual financial statements referenced in Section 3.5 hereof, to the date of this Agreement, there has been, and to the date of the initial Advance and each subsequent Advance there will be, no material change in the assets, liabilities, financial condition, business, operations, affairs or prospects of the Borrower from that set forth or reflected in the Borrower's most recent federal income tax return or in the fiscal year-end financial statements referred to in Section 3.5, other than changes in the ordinary course of business, including acquisitions, none of which have been, either in any case or in the aggregate, materially adverse.

         SECTION 3.7 Litigation, Etc. There are no actions, proceedings or investigations, however described or denominated, pending or, to the knowledge of the Borrower, threatened, against the Borrower or affecting the Borrower (or any basis therefor known to the Borrower) which, either in any case or in the aggregate, might result in any material adverse change in the financial condition, business, prospects, affairs or operations of the Borrower, or in any of its properties or assets, or in any material impairment of the right or ability of the Borrower to carry on its operations as now conducted or proposed to be conducted, or in any material liability on the part of the Borrower and none which questions the validity of this Agreement, the Notes, the Security Documents or any of the other Loan Documents or of any action taken or to be taken in connection with the transactions contemplated hereby or thereby.

         SECTION 3.8 Patents, Trademarks, Franchises, Etc. The Borrower owns or has the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and all rights with respect thereto, necessary for the conduct of its business as now conducted or proposed to be conducted, without any conflict with the rights of others, and, in each case, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option. Each such asset or agreement is in full force and effect, and the holder thereof has fulfilled and performed all of its obligations with respect thereto. No event has occurred or exists which permits, or after notice or lapse of time or both would permit, revocation or termination, or which materially adversely affects or in the future may (so far as the Borrower now foresees) materially adversely affect, the rights of such holder thereof with respect thereto. No other license or franchise is known by the Borrower to be necessary to the operations of the business of the Borrower as now conducted or proposed to be conducted.

         SECTION 3.9 Principal Place of Business. The Principal Place of Business of the Borrower is at the address noted in the preamble of this Agreement.

         SECTION 3.10 Consents and Approvals. No authorization, license, consent, approval, or undertaking is required under any applicable law in connection with the execution, delivery and performance by the Borrower of this Agreement, the Note or any of the other Loan Documents.

         SECTION 3.11 Title to Properties and Assets, Liens, Etc. The Borrower has good and marketable title to its respective real properties other than properties which it leases and good title to all of its other personal property and assets subject to no encumbrances, liens, security interests or other rights of third parties except as previously disclosed to the Bank in the financial statements provided to the Bank. The Borrower enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are in full force and effect.

         SECTION 3.12 Outstanding Funded Debt. On the date of this Agreement, the Borrower has no outstanding indebtedness except (i) as reflected on the financial statements of the Borrower which have been provided to the Bank and
(ii) indebtedness incurred in the ordinary course of business subsequent to the date of such financial statements.

         SECTION 3.13 ERISA.

                  (a) No Reportable Event (whether or not waived) has occurred or is continuing with respect to any Pension Benefit Plan.

                  (b) No Prohibited Transaction has occurred with respect to any Employee Plan maintained for employees of the Borrower and covered by Part 4 of Subtitle B of Title I of ERISA.

                  (c) With respect to each Pension Benefit Plan, the amount for which the Borrower would be liable pursuant to the provisions of Sections 4062, 4063 or 4064 of ERISA would be zero if such Plans had terminated on the date hereof.

                  (d) With respect to any self-funded "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), such plan(s) are fully funded on a present value actuarial basis.

                  (e) The Borrower is not now, and has not been during the preceding five years, a contributing employer to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"). The Borrower has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062 of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions to any Pension Benefit Plan subject to the provisions of
Section 4064(a) of ERISA to which the Borrower made contributions during any of the five years prior to the date hereof, (iv) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan that is a Pension Benefit Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under sections 4207 or 4208 of ERISA), or (v) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable. The Borrower's potential withdrawal liability to the Multiemployer Plans as of the date hereof not exceed $10,000 in the aggregate and its potential withdrawal liability to each such Plan as of the date hereof does not exceed $5,000. The Borrower has heretofore furnished to the Bank copies of all correspondence with the Multiemployer Plans and/or other material that supports the representations made in the preceding sentence.

                  (f) No notice of intent to terminate a Pension Benefit Plan (as required by Section 4041(a) of ERISA) has been filed, nor has any Pension Benefit Plan been terminated, pursuant to the provisions of Section 4041 of ERISA.

                  (g) The Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan, no event has occurred, or no condition exists that might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

                  (h) With respect to each Pension Benefit Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Pension Benefit Plan is acceptable under ERISA, and the actuarial assumptions used in connection with funding such Pension Benefit Plan are, in the aggregate, reasonable. The assets of each such Pension Benefit Plan (other than the Multiemployer Plans) are at least equal to the present value of the greater of (i) accrued benefits (both vested and non-vested) under such Pension Benefit Plan, or (ii) "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Pension Benefit Plan, in each case as of the latest actuarial valuation date (within the twelve month period preceding the date hereof) for such Pension Benefit Plan (determined in accordance with the same actuarial assumptions and methods as those used by the Borrower's actuary in its valuation of such Plan as of such valuation date). No such Pension Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the IRS Code), whether or not waived.

                  (i) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrower, threatened, that could reasonably be expected to be asserted, against any Employee Plan or the assets of any such plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of any Employee Plan. None of the Employee Plans or any fiduciary thereof has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                  (j) All of the Employee Plans comply currently, and have complied in the past, both as to form and operation, with their terms and with the provisions of ERISA and the IRS Code, and all other applicable laws, rules and regulations (including, but not limited to, each of the (1) Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), (2) Deficit Reduction Act of 1984 ("DEFRA"), (3) Retirement Equity Act of 1984 ("REA"), (4) Consolidated Omnibus Budget Reconciliation Act of 1985, (5) Tax Reform Act of 1986 ("TRA '86"), (6) Omnibus Budget Reconciliation Act of 1987 ("OBRA"), (7) Technical and Miscellaneous Revenue Act of 1988 ("TAMRA") and (8) Revenue Reconciliation Act of 1989 (the "'89 Act"); all necessary governmental approvals for the Employee Plans have been obtained; a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification under Sections 401(a) and 501(a) of the IRS Code of each of the Pension Benefit Plans thereto has been made by the Internal Revenue Service; each Pension Benefit Plan is being operated and administered in compliance with ERISA and the IRS Code, as amended by TRA '86, OBRA, TAMRA and the '89 Act, and has either obtained a favorable determination (covering all changes or amendments required by TRA '86, OBRA, TAMRA and the '89 Act) from the Internal Revenue Service as to the qualification under Section 401(a) and 501(a) of the IRS Code of each of the Pension Benefit Plans or is within the remedial amendment period (as provided in Section 401(b) of the IRS Code), for making any required changes or amendments; and a recognition of exemption from federal income taxation under Section 501(a) of the IRS Code of each of the funded welfare benefit plans (within the meaning of Section 3(1) of ERISA) has been made by the Internal Revenue Service, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

                  (k) Except for its 401(k) Excess Plan, the Borrower is not a party to, or has no liability under, any nonqualified plan of deferred compensation (whether funded or unfunded).

                  (l) For purposes of all Sections of this Agreement dealing with ERISA, the term "Borrower" shall mean the Borrower and each trade or business (whether or not incorporated) that together with the Borrower would be treated as a single employer under the provisions of Title I or IV of ERISA.


         SECTION 3.14 Subsidiaries. As of the date of this Agreement, the Borrower has only the Subsidiaries listed on EXHIBIT "C" attached hereto.

         SECTION 3.15 Environmental Matters.

                  (a) To the best of Borrower's knowledge, Borrower is in compliance with all provisions of the Environmental Laws, and with any rules, regulations, and administrative orders of any governmental agency, and with any judgments, decrees or orders of any court of competent jurisdiction with respect thereto.

                  (b) Borrower has not received any assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim or proceeding to determine such liability or responsibility, or the amount thereof or to impose civil penalties with respect to a site listed on any federal or state listing of sites containing or believed to contain Hazardous Substances, nor has Borrower received notification that any Hazardous Substances that it has disposed of have been found in any site at which any governmental agency is conducting an investigation or other proceeding under any Environmental Law.

                  (c) To the best of Borrower's knowledge, no part of the property used by Borrower in its business or any building, structure or facility located thereon or improvement thereto contains or contained asbestos or polychlorinated biphenyls (PCBs); have or have had asbestos-containing materials or electrical transformers, fluorescent light fixture ballasts or other equipment containing PCBs installed thereon or therein; is or has been used for the handling, processing, storage or disposal of Hazardous Substances; or contain or contained above-ground or underground storage tanks or other storage facilities for Hazardous Substances, except as heretofore disclosed to Bank.

         SECTION 3.16 Regulation U, Etc. The Borrower does not own any Margin Securities. Neither the Borrower nor any agent acting on its behalf has taken any action that might cause this Agreement or the Facility Documents to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934, in each case as the same is now in effect or as the same may hereafter be in effect. The Borrower is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Securities. No part of the proceeds of the Loans hereunder will be used to carry on any margin security transactions within the meaning of said Regulation.

         SECTION 3.17 Holding Company Status. The Borrower is not a holding company, or a subsidiary or affiliate of a holding company or a public utility, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a public utility within the meaning of the Federal Power Act, as amended.

         SECTION 3.18 Investment Company Status. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Advisors Act of 1940, as amended.

         SECTION 3.19 False or Misleading Statements. No representation, warranty or other statement of the Borrower or any Guarantor in this Agreement or the Facility Documents contains any false or misleading statement of a material fact or omits the statement of a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 3.20 Securities Acts. Neither the Borrower nor any agent acting on its behalf has, directly or indirectly, taken or will take any action which would subject the issuance of the Notes to the provisions of Section 5 of the Securities Act of 1993, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

         SECTION 3.21 Governmental Consent. Neither the nature of the Borrower nor of its business or properties nor any relationship between the Borrower and any other Person, nor any circumstance in connection with the Facility or the issuance and delivery of the Note is such as to require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body (other than routine filings after the date of any closing with the Securities and Exchange Commission and/or State Blue Sky authorities) in connection with the execution and delivery of this Agreement, the Facility or the issuance and delivery of the Note or fulfillment of or compliance with the terms and provisions hereof or of the Note.

         SECTION 3.22 Year 2000 Compliance. The Borrower has developed a comprehensive working plan (the "Y2K Plan") to insure that the Borrower's and each Subsidiary's software and hardware systems which impact or affect in any material way the business operations of the Borrower and its Subsidiaries will be Year 2000 Compliant and Ready (defined below) by no later than March 31, 1999. Upon the request of the Bank, the Borrower will promptly deliver to the Bank a copy of such Y2K Plan and a copy of any third party assessment of the Y2K Plan (if available). The Borrower and its Subsidiaries have met all previous Y2K Plan milestones and will hereafter meet all future Y2K Plan milestones so that all hardware and software systems will be Year 2000 Compliant and Ready in accordance with the Y2K Plan, except where the failure to meet such milestones has not had, or would not have, a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries on a consolidated basis. As used herein, "Year 2000 Compliant and Ready" means that the Borrower's and each Subsidiary's hardware and software systems with respect to the operation of their business and their general business plan will (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) respond to and process two digit year input without creating any ambiguity as to the century; and (iv) store and provide date input without creating any ambiguity as to the century.


                                   ARTICLE IV

                            COVENANTS OF THE BORROWER

         SECTION 4.1 Affirmative Covenants. The Borrower covenants, for so long as any of the principal amount of or interest on the Note is outstanding and unpaid or any duty or obligation of the Borrower or the Bank hereunder or under any other Obligation remains unpaid or unperformed, as follows:

                  (a) Accounting; Financial Statements; Etc. The Borrower will deliver to the Bank copies of each of the following:

                           (i) Quarterly, as soon as practicable and in any event within forty five (45) days after the end of each quarter, (A) internally generated financial statements for the Borrower and each Guarantor, including, but not limited to, an income statement and balance sheet, certified as true and correct to the Bank by an authorized officer of the Borrower acceptable to the Bank, and (B) a Covenant Compliance Certificate;

                           (ii) As soon as practicable and in any event within ninety (90) Days after the end of each fiscal year, year end consolidated audited financial statements (consisting of a profit and loss statement, a reconciliation of surplus statement, a source and application of funds statement of the Borrower for such year, and a balance sheet) of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding annual statements, all in form and scope acceptable to the Bank, compiled, prepared by, reviewed by and certified to the Borrower by an independent public accounting firm of recognized standing selected by the Borrower and acceptable to the Bank, and certified to the Bank by an authorized financial officer of the Borrower;

                           (iii) Promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary; and

                           (iv) With reasonable promptness, such other data and information as from time to time may be reasonably required by the Bank.

Simultaneously with the delivery of each set of annual and quarterly financial statements prior to April 1, 1999, the Borrower shall also deliver a statement of the Borrower's chief executive officer, chief financial officer or chief technology officer to the effect that nothing has come to his/her attention to cause him/her to believe that the Y2K Plan milestones have not been met in a manner such that the Borrower's and its Subsidiaries' hardware and software systems will not be Year 2000 Compliant and Ready on or before March 31, 1999.

                  (b) Inspection. The Borrower will permit the Bank or Bank's designated representative to (i) visit any place of business of the Borrower and/or it Subsidiaries, (ii) inspect its properties, (iii) inspect and make extracts from the Borrower's or any Subsidiary's books and records, and (iv) discuss the affairs, finances and accounts of the Borrower or any Subsidiary with the officers of the Borrower or such Subsidiary, all at such reasonable times and as often as may reasonably be requested.

                  (c) Maintenance of Corporate Existence; Compliance with Laws. The Borrower shall at all times preserve and maintain in full force and effect its corporate existence, powers, rights, licenses, permits and franchises in the jurisdiction of its incorporation; continue to conduct and operate its business substantially as conducted and operated during the present and preceding fiscal year of the Borrower; operate in full compliance with all applicable laws, statutes, regulations, certificates of authority and orders in respect of the conduct of its business; and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or appropriate in view of its business and operations.

                  (d) Notice of Default. The Borrower shall immediately notify the Bank in writing upon the happening, occurrence or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide the Bank with such written notice, a detailed statement by a responsible officer of the Borrower of all relevant facts and the action being take or proposed to be taken by the Borrower with respect thereto.

                  (e) Maintenance of Properties. The Borrower shall maintain or cause to be maintained in good repair, working order and condition all properties used or useful in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals, improvements and replacements thereof so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times. The Borrower will not do or permit any act or thing which might impair the value or commit or permit any waste of its properties or any part thereof (other than acts of nature beyond their control), or permit any unlawful occupation, business or trade to be conducted on or from any of its properties. To the extent the Borrower leases any of its places of business, it shall maintain and keep current at all times all leases for said places of business.

                  (f) Notice of Suit, Proceedings, Adverse Change. The Borrower shall promptly give the Bank notice in writing (i) of all actions or suits (at law or in equity) and of all investigations or proceedings by or before any court, arbitrator or any governmental department, commission, board, bureau, agency or other instrumentality, state, federal or foreign, affecting the Borrower or its Subsidiaries the rights or other properties of the Borrower or its Subsidiaries, (A) which involve uninsured liability of the Borrower in an amount in excess of $1,000,000.00, or (B) which the Board of Directors of the Borrower believes in good faith is likely to materially and adversely affect the financial condition of the Borrower or to impair the right or ability of the Borrower to carry on its business as now conducted or to pay the Obligations or perform its duties under the Loan Documents, as the case may be; (ii) of any material adverse change in the condition (financial or otherwise) of the Borrower; and (iii) of any seizure or levy upon any part of the properties of the Borrower under any process or by a receiver.

                  (g) Banking Relationship. The Borrower shall utilize the Bank as its cash concentration and disbursement bank and all accounts of the Borrower at the Bank shall be maintained in a manner satisfactory to the Bank.

                  (h) Execution and Delivery of Facility Documents. The Borrower and the Guarantors shall execute and deliver to the Bank all Facility Documents as and when requested by the Bank.

                  (i) Insurance. The Borrower shall timely procure and maintain and comply with such insurance and policies of insurance (including without limitation public liability insurance) as may be required by law and such other insurance including, but not limited to, coverage of real property and improvements, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, or as the Bank may from time to time reasonably request, and, if requested by the Bank, to furnish to the Bank a certificate of said insurance and further providing for thirty (30) Days notice to the Bank prior to any material amendment, expiration or cancellation.

                  (j) Debts, Taxes and Liabilities. The Borrower shall pay and discharge (i) all of its indebtedness and obligations in accordance with their terms and before it shall become in default, (ii) all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or against its properties, prior to the date on which penalties attach thereto, and
(iii) all lawful claims which, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrower shall not be required to pay any such indebtedness, obligation, tax, assessment, charge, levy or claim which is being contested in good faith by appropriate and lawful proceedings diligently pursued and for which adequate reserves have been set aside on its books. The Borrower shall also set aside and/or pay as and when due all monies required to be set aside and/or paid by any federal, state or local statute or agency in regard to F.I.C.A., withholding, sales or excise or other similar taxes.

                  (k) Notification of Change of Name or Business. The Borrower shall notify the Bank of each change in the name of the Borrower and of each change of the location of any place of business and the office where the records of the Borrower are kept, and, in such case, shall execute such documents as the Bank may reasonably request to reflect said change of name or change of location, as the case may be; provided, however, the Principal Place of Business of the Borrower and the office where the records of the Borrower are kept may not be kept out of or removed from its present location without the prior written consent of the Bank.

                  (l) Financial Covenants. During the term of this Agreement, the Borrower shall comply with the following financial covenants:

                           (a) Fixed Charge Coverage Ratio. The Borrower's Fixed Charge Coverage Ratio shall at all times exceed 2.0:1, tested quarterly.

                           (b) Funded Debt to Capitalization Ratio. The
         Borrower's Funded Debt to Capitalization Ratio shall never exceed
         .45:1.

                           (c) Funded Debt to EBITDA Ratio. The Borrower's Funded Debt to EBITDA Ratio shall never exceed 3.0:1.0.

                  (m) Use of Proceeds. The proceeds of the Facility shall be used for general corporate purposes of the Borrower and such other purposes as the Bank, in its sole discretion, may approve.

                  (n) Notice of Adoption of Plan. As soon as possible and in any event within thirty (30) Days after the Borrower or any Related Entity adopts a new Plan, the Borrower or such Related Entity shall notify the Bank of the adoption of the new Plan. Adoption of a new Plan shall include the adoption of the new Plan by the Borrower or such Related Entity as well as inclusion of employees of the Borrower or such Related Entity under the Plan of another corporation.

                  (o) Notice of Plan Events, Termination and Litigation. As soon as possible and in any event within thirty (30) Days after the Borrower knows or has reason to know that any Reportable Event or a Prohibited Transaction with respect to any Plan has occurred or that the Pension Benefit Guaranty Corporation or the Borrower or any Related Entity has instituted or will institute proceedings under ERISA to terminate a Plan, or a partial termination of a Plan has or is alleged to have occurred, or more than twenty percent (20%) of the total number of employees who are participants in a Plan will sever, or have severed, their employment due to a decision to cease operations at a facility or facilities or to reduce the work force, or any litigation regarding a Plan or naming the trustee of a Plan or the Borrower or any Related Entity with respect to a Plan is threatened or instituted, or the purchase, acceptance, holding or sale of customer notes by a Plan fails to comply with Prohibited Transactions Exemption 85-68 published on April 3, 1985, the Borrower will provide to the Bank copies of the written statement of the chief financial officer of the Borrower setting forth details of such Reportable Event, Prohibited Transaction, termination proceeding, partial termination, litigation or prohibited transaction and the action being or proposed to be taken with respect thereto, together with copies of the notice of such Reportable Event or any other notices, applications or forms submitted to the Pension Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any notices or correspondence received from the Pension

Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any pleadings, notices or other documents relating to such litigation.

                  (p) Plan Annual Reports. Promptly after the filing thereof with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, the Borrower will provide to the Bank copies of each annual report and annual premium filing form which is filed with respect to each Plan for each plan year, including (i) a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by the trustee of the Plan or the independent certified public accountants for such and (ii) if required by law or applicable regulations, an actuarial statement of such Plan applicable to such plan year, certified by the actuary for the Plan.

                  (q) Acquisition or Formation of Subsidiaries. The Borrower shall provide prior written notice to the Bank of any planned acquisitions or mergers or the formation of any additional Subsidiaries. All acquisitions in excess of (i) $5,000,000.00 in any single case or (ii) $10,000,000.00 in the aggregate in any fiscal year, shall require the prior written consent of the Bank which consent shall not be unreasonably withheld. Upon the acquisition or formation of any new wholly-owned Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver to the Bank an absolute and unconditional guaranty agreement, in form and content satisfactory to the Bank, guaranteeing the Obligations.

         SECTION 4.2 Negative Covenants. The Borrower covenants, for so long as any of the principal amount of or interest on the Note is outstanding and unpaid or any Obligation remains unpaid or unperformed, as follows:

                  (a) Sale of Assets. The Borrower will not sell, lease, assign, transfer or otherwise dispose of any of its assets or properties, tangible or intangible, to any Person without the prior written consent of the Bank; provided, however, if no Event of Default has occurred and is continuing, the Borrower may sell its inventory in the ordinary course of business and may also replace its other assets (other than significant material assets) due to depreciation, repair or obsolescence.

                  (b) Merger, Consolidation, Dissolution, Etc. The Borrower will not consolidate with or merge into any other corporation or permit another corporation to merge into it, (unless in the case of a merger or consolidation involving the Borrower, the Borrower is the surviving corporation) or dissolve or take or omit to take any action which would result in its dissolution, or acquire all or substantially all the properties or assets of any other Person in excess of the limits set forth in subparagraph (q) of Section 4.1, or enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred without the prior written consent of the Bank.

                  (c) Plan Liabilities. Neither the Borrower nor any Related Entity will permit the aggregate present value of accrued benefits of any Plan, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Bank, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis, or permit the aggregate present value of vested benefits of the Plans, computed in accordance with actuarial principles and assumptions applied on a uniform and consistent basis by an enrolled actuary of recognized standing acceptable to the Bank, to exceed the aggregate value of assets of the Plans, computed on a fair market value basis.

                  (d) Changes in Business. The primary business of the Borrower will not change from that conducted by it on the date of this Agreement and business of substantially the same type or reasonably related thereto without the consent of the Bank.

                  (e) Other Agreements. The Borrower will not enter into any arrangements, contractual or otherwise, which would materially and adversely affect its duties or the rights of the Bank under the Facility Documents, or which is inconsistent with or limits or abrogates the Facility Documents.

                  (f) Additional Indebtedness. The Borrower will not create, incur, assume, or suffer to exist any indebtedness or Liabilities other than the Facility, any indebtedness evidenced by notes, debentures or similar obligations or any conditional sales or title retention agreements or capitalized leases, which in any single case, or in the aggregate, exceed $500,000.00 during any fiscal year, without the prior written consent of the Bank.

                  (g) Dividends. The Borrower will not during the term of this Agreement pay any dividends to any of its stockholders upon any of its capital stock without the prior written consent of the Bank which consent shall not be unreasonably withheld.

                                    ARTICLE V

                              CONDITIONS OF LENDING

         The obligations of the Bank to lend hereunder and to make any Advance from time to time are subject to the following conditions precedent:

         SECTION 5.1 Representations and Warranties. The representations and warranties set forth in the Facility Documents are true and correct on and as of the date hereof, and on the date of each Advance or disbursement hereunder.

         SECTION 5.2 No Default. On the date hereof and on the date of each Advance or disbursement, the Borrower shall be in compliance with all the terms and provisions set forth in the Facility Documents on its part to be observed or performed, and no Event of Default nor any event that, upon notice or lapse of time or both, would constitute such an Event of Default, shall have occurred and be continuing at such time.

         SECTION 5.3 Validity of Guaranties. That the Guaranties continue to remain valid and outstanding and none of the Guarantors has not attempted to cancel its Guaranty or otherwise failed to perform the obligations imposed upon it under its respective Guaranty.

         SECTION 5.4 Facility Documents. The Borrower and the Guarantors shall have delivered or caused to be delivered to the Bank, in fully executed form, all the Facility Documents, in form and substance satisfactory to the Bank, as the Bank may request and all of the Facility Documents shall be in full force and effect.

         SECTION 5.5 Supporting Documents. On or prior to the date hereof, the Bank shall have received the following supporting documents, all of which shall be satisfactory in form and substance to the Bank:

                           (a) a certificate or certificates, dated as of the date hereof, of (i) the Secretary or any Assistant Secretary of the Borrower certifying (A) that contained therein is a true and correct copy of certain resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the performance of the obligations of the Borrower and the borrowings thereunder, which resolutions have not been altered or amended in any respect, and remain in full force and effect at all times since their adoption; (B) that attached thereto is a true and correct copy of the Articles of Incorporation of the Borrower, and that such

         Articles of Incorporation have not been altered or amended, and no other charter documents have been filed, since the date of the filing of the last amendment thereto or other charter document as indicated on the certificate of the Secretary of State of the State of Indiana attached thereto; (C) that attached thereto is a true and correct copy of the Bylaws of the Borrower and that such Bylaws are in full force and effect and no amendment thereto is pending which would in any way affect the ability of the Borrower to enter into and perform the Obligations contemplated hereby; and (D) the incumbency and signatures of the officers of the Borrower signing the Loan Documents and any report, certificate, letter or other instrument or document furnished by the Borrower in connection therewith, and (ii) another authorized officer of the Borrower certifying the incumbency and signature of the Secretary or Assistant Secretary of the Borrower; and

                           (b) certificate or certificates of the Indiana and Florida Secretaries of State dated as of a recent date, as to the good standing of the Borrower.

         SECTION 5.6 Additional Notes. To the extent the principal amount then outstanding under the Facility together with the Advance requested would exceed the face amount of the Note then outstanding (which collectively includes all notes executed by the Borrower in favor of the Bank to evidence the Facility), the Borrower agrees to then execute and deliver to the Bank the additional note of the Borrower in such face amount as is necessary so that the total principal amount outstanding on the Facility after the making of said Advance shall not exceed the face amount of the Note (which collectively includes all Notes executed by the Borrower in favor of the Bank concerning said Facility and will include the note described in this Section). At the time of the execution of said additional Note, the Borrower shall pay to the Bank all documentary and other taxes required under applicable law.

         SECTION 5.7 Loans Permitted by Applicable Laws. The Loans and the use of the proceeds thereof shall not violate any applicable law or governmental regulation (including, without limitation, Regulations T and X of the Board of Governors of the Federal Reserve System) and shall not subject the Bank to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and the Bank shall have received such certificates or other evidence as it may request to establish compliance with this condition.

         SECTION 5.8 Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

         SECTION 5.9 Payment of Fees and Disbursements of Bank's Counsel. Akerman, Senterfitt & Eidson, P.A., counsel to the Bank, shall have received payment in full for all legal fees charged, and costs incurred, in connection with the Facility Documents through the date hereof. Such payment shall be due on the date of execution of this Agreement.

         SECTION 5.10 Fees. The Bank shall have received the Non-Usage Fee and the Letter of Credit Fee, when and as due.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

         SECTION 6.1 Events of Default. The following each and all are Events of Default hereunder:

                  (a) Monetary Default. If the Borrower shall default in any payment of the principal of or interest on the Facility when and as the same shall become due and payable, whether at maturity, by acceleration at the discretion of the Bank or otherwise; or

                  (b) Non-Monetary Default. If the Borrower shall default in the performance of or compliance with any term or covenant contained in this Agreement or any of the other Facility Documents or any other instrument, document or agreement evidencing or arising out of any present or future Obligation of the Borrower to the Bank other than a term or covenant a default in the performance of which or non-compliance with which is elsewhere specifically dealt with under this Article Six and such default or non-compliance shall continue and not be cured for a period of ten (10) Days from the earlier of (i) the date the Borrower obtains knowledge of the occurrence thereof or (ii) the date the Bank sends written notice thereof to the Borrower; or

                  (c) Financial Condition of Borrower. If the Bank determines in its sole and absolute discretion that the financial condition of the Borrower shall have deteriorated from the date of this Agreement to the date of any such determination; or

                  (d) Third Party Default. If the Borrower or any Guarantor shall suffer a material default in the performance of any agreement with any Person other than the Bank with respect to any liabilities of the Borrower or such Guarantor; or

                  (e) Misrepresentation. If any representation or warranty made in writing by or on behalf of the Borrower or any Guarantor or in any other Facility Document shall prove to have been false or incorrect in any material respect on the date as of which made or reaffirmed; or

                  (f) Dissolution. Any order, judgment, or decree is entered in any proceedings against Borrower or any Guarantor decreeing the dissolution of Borrower or such Guarantor and such order, judgment, or decree remains unstayed and in effect for more than thirty (30) Days; or

                  (g) Bankruptcy, Failure to Pay Debts Etc. If the Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for the Borrower or any Guarantor or a substantial part of assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Borrower or any Guarantor, in which an order for relief is entered or which remains undismissed for a period of thirty (30) Days or more, or the Borrower or any Guarantor by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for the Borrower or any Guarantor or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) Days or more; or

                  (h) Default by Guarantors. If any Guarantor fails to meet or comply with any term or condition of its respective Guaranty or seeks to cancel its Guaranty for any reason whatsoever or defaults in the payment or performance of any Obligations or any other indebtedness of such Guarantor to the Bank; or

                  (i) Fraudulent Conveyance. The Borrower or any Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its properties, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its properties which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its properties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its properties through legal proceedings or distraint which is not vacated within thirty (30) Days from the date thereof; or

                  (j) Final Judgment. If a final judgment for the payment of money shall be rendered against the Borrower or any Guarantor, and the same shall remain undischarged for a period of thirty (30) consecutive Days during which execution shall not be effectively stayed; or

                  (k) Reportable Event. If a Reportable Event, which the Bank reasonably determines, in its sole discretion, has created or is likely to create a material adverse effect on the Borrower's business operation, shall have occurred in connection with any Plan maintained by the Borrower or any Related Entity; or

                  (l) Contest of Facility Documents. The validity or enforceability of this Agreement, or any other Facility Document shall be contested by the Borrower, any Guarantor, or any shareholder of the Borrower; or the Borrower shall deny that such Person has any or further liability or obligation hereunder or thereunder.


                                   ARTICLE VII

                               RIGHTS UPON DEFAULT

     Upon the occurrence or continuing of any Event of Default, the Bank shall have and may exercise any or all of the rights set forth herein (provided, however, the Bank shall be under no duty or obligation to do so):

         SECTION 7.1 Acceleration. To declare the indebtedness evidenced by the Note and all other Obligations to be forthwith due and payable, whereupon the Note and all other Obligations shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice or grace period of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or in such other Obligations to the contrary notwithstanding, and, upon such acceleration, the unpaid principal balance and accrued interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate.

         SECTION 7.2 Right of Setoff. To exercise its right of setoff as permitted under Section 2.10.

         SECTION 7.3 Other Rights. To exercise such other rights as may be permitted under any of the Loan Documents or applicable law.

         SECTION 7.4 Uniform Commercial Code. To exercise from time to time any and all rights and remedies of a secured creditor under the UCC and any and all rights and remedies available to it under any other applicable law.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1 Cumulative Remedies. The remedies provided in this Agreement and in the Facility Documents are cumulative and not exclusive of any remedies provided by law or in equity. Upon an Event of Default, the Bank may elect to exercise any one or more of such remedies and such election shall not waive or cause the Bank to have elected not to subsequently exercise any other such remedies available to it under the Agreement or any Facility Document.

         SECTION 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement, the Note or the other Facility Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8.3 Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be deemed to have been given (i) in the case of delivery, when addressed to the other party and delivered to the address set forth below, (ii) in the case of mailing, three (3) Days after said notice has been deposited in the United States Mails, postage prepaid, by certified or return mail, and addressed to the other party as set forth below, and (iii) in all of the cases, when received by the other party. The address at which notices may be sent under this Section are the following:

     If to the Borrower:   PRIORITY HEALTHCARE CORPORATION
                           285 W. Central Parkway, Suite 1704
                           Altamonte Springs, Florida 32714-2554
                           Attention: Mr. Donald J. Perfetto,
                                      Executive Vice President,
                                      Chief Financial Officer and
                                      Treasurer

     If to the Bank:       SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL
                           ASSOCIATION
                           200 South Orange Avenue
                           P. 0. Box 3833
                           Orlando, Florida 32897
                           Attention: Christopher A. Black,
                                      First Vice President


     with a copy to:       AKERMAN, SENTERFITT & EIDSON, P.A.
                           255 South Orange Avenue, 17th Floor P.O. Box 231
                           Orlando, FL 32802-0231 Attention: Charles T.
                           Brumback, Jr.,Esq.

Any party may at any time change the address to which notices may be sent under this Section by the giving of notice of such change to the other party in the manner set forth herein.

         SECTION 8.4 Applicable Law. This Agreement, and each of the Facility Documents and transactions contemplated herein (unless specifically stipulated to the contrary in such document) shall be governed by and interpreted in accordance with the laws of the State of Florida.

         SECTION 8.5 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of this Agreement, the Note and the other Facility Documents and be true and correct during the term of the Facility.

         SECTION 8.6 Time of the Essence. Time is of the essence of this Agreement, the Note and the other Facility Documents.

         SECTION 8.7 Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

         SECTION 8.8 Severability. In case any one or more of the provisions contained in this

Agreement, the Note or the other Facility Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, the Note or the other Facility Documents, but this Agreement, the Note and the other Facility Documents shall be construed as if such invalid or illegal or unenforceable provision had never been contained therein; provided, however, in the event said matter would in the reasonable opinion of the Bank adversely effect the rights of the Bank under any or all of the Facility Documents, the same shall be an Event of Default.

         SECTION 8.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         SECTION 8.10 Conflict. In the event any conflict arises between the terms of this Agreement and the terms of any other Facility Document, the Bank shall have the option of selecting which conditions shall govern the loan relationship evidenced by this Agreement and, if the Bank does not so indicate, the terms of this Agreement shall govern in all instances of such conflict.

         SECTION 8.11 Term. The term of this Agreement shall be for such period of time until the Facility and Note have been repaid in full, the Borrower has no further right to request any Advance on the Facility and all Obligations have been paid to the Bank in full. At such time, the Bank shall mark all the Loan Documents "Canceled" and return them to the Borrower.

         SECTION 8.12 Cross Defaults. A default under any Facility Document, including a default under this Agreement, shall be and constitute a default under each and every Facility Document, including this Agreement. A default under any other Obligations of the Borrower to the Bank shall be and constitute a default under this Agreement and the Facility Documents and a default under this Agreement or any of the Facility Documents shall constitute a default under any other such Obligations.

         SECTION 8.13 Expenses. The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save Bank harmless against liability for the payment of, all out-of-pocket expenses arising in connection with this transaction, all taxes, together in each case with interest and penalties, if any, and any income tax payable by Bank in respect of any reimbursement therefor, which may be payable in respect of the execution, delivery and performance of this Agreement or the execution, delivery, acquisition and performance of any Note issued under or pursuant to this Agreement (excepting only any tax on or measured by net income of Bank determined substantially in the same manner, other than the rate of tax, as net income is presently determined under the IRS Code), all Hazardous Materials Liabilities and the reasonable fees and expenses of any special counsel to Bank in connection with this Agreement and any subsequent modification or enforcement thereof or consent thereunder including, without limitation, attorneys fees and court costs incurred in any legal proceeding whether at the trial or appellate level or in any bankruptcy proceeding. The obligations of Borrower under this
Section 8.13 shall survive payment of any Note.

         SECTION 8.14 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any delegation of duties by the Borrower or any other assignment which may be prohibited by the terms and conditions of this Agreement.

         SECTION 8.15 Further Assurances. The Borrower shall, from time to time, execute such additional documents as may reasonably be requested by the Bank or the counsel, to carry out and fulfill the intent and purpose of this Agreement and the Facility Documents.

         SECTION 8.16 No Third Party Beneficiaries. The parties intend that this Agreement is solely for their benefit and no Person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

         SECTION 8.17 WAIVER OF JURY TRIAL. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AFTER CAREFUL CONSIDERATION AND AN OPPORTUNITY TO SEEK LEGAL ADVICE, WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, THE NOTE OR ANY OTHER DOCUMENT EXECUTED IN CONJUNCTION WITH THE FACILITY EVIDENCED BY THIS AGREEMENT.

         SECTION 8.18 No Waiver. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder, or under the Note or the other Facility Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder.

         SECTION 8.19 Entire Agreement. Except as otherwise expressly provided, this Agreement and the other Facility Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.


               THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, by their duly authorized officers on the day and year first above written.

                                        BORROWER:

                                        PRIORITY HEALTHCARE CORPORATION



                                        By: /s/ Donald J. Perfetto
                                           -----------------------
                                           Donald J. Perfetto,
                                           Executive Vice
                                           President, Chief Financial
                                           Officer and Treasurer


                                        SUNTRUST BANK, CENTRAL
                                        FLORIDA, NATIONAL ASSOCIATION


                                        By: /s/ Christopher A. Black
                                           -------------------------
                                           Christopher A. Black,
                                           First Vice President

                        JOINDER AND CONSENT OF GUARANTORS

         THE UNDERSIGNED GUARANTORS hereby join in, consent to and approve the foregoing Loan Agreement (the "Loan Agreement"). Without limiting the generality of the foregoing:

         1. Each Guarantor hereby acknowledges reading the Loan Agreement and specifically consents to all references to the Guarantor and all agreements or representations of the Guarantor set forth therein.

         2. Each Guarantor acknowledges that it will be receiving adequate consideration for his guaranty of the Liabilities and/or its joinder in the Loan Agreement because monies provided to the Borrower or retained by the Borrower pursuant to the Loan Agreement will benefit the Guarantor as a wholly-owned Subsidiary of the Borrower.

         3. Each Guarantor hereby agrees to be bound by all the terms of the Loan Agreement applicable to it.

         4. The Bank is hereby expressly authorized to rely upon this Joinder and Consent of Guarantors.

         5. Capitalized terms used in this Joinder and Consent of Guarantors and not otherwise defined shall have the same meanings herein as in the Loan Agreement.

         IN WITNESS WHEREOF, the undersigned Guarantors have executed and delivered this Joinder and Consent of Guarantors as of the date of the Loan Agreement referenced above.

                                 IV-1, INC.

                                 By: /s/ ROBERT L. MYERS
                                    ------------------------------
                                    Robert L. Myers,
                                    President and Chief Executive
                                    Officer

                                 IV-ONE SERVICES, INC.

                                 By: /s/ ROBERT L. MYERS
                                    ------------------------------
                                    Robert L. Myers,
                                    President and Chief Executive
                                    Officer

                                 NATIONAL PHARMACY PROVIDERS, INC.

                                 By: /s/ ROBERT L. MYERS
                                    ------------------------------
                                    Robert L. Myers,
                                    President and Chief Executive
                                    Officer

                                   EXHIBIT "A"

                               Notice of Borrowing


SunTrust Bank, Central Florida,
  National Association
200 So. Orange Avenue
Orlando, Florida 32801

Attn: Christopher A. Black,
      First Vice President

         Re: Advances under that certain Loan Agreement by and between Priority Healthcare Corporation (the "Borrower") and SunTrust Bank, Central Florida, National Association (the "Bank")

         The undersigned duly authorized officer of the Borrower hereby furnishes the Bank a "Notice of Borrowing" and specifies that:

         1. The date the Advance is requested (which shall be a Banking Day) is
_________________.

         2. The amount of the proposed borrowing is $__________.

         3. This is a request for a _____________ Loan (insert "LIBOR" or "Prime Rate"). If a LIBOR Loan, the requested Interest Period is _______________ months (insert the number of months requested from among the choices available to the Borrower for Loans under the above referenced Loan Agreement).

         4. The Advance requested hereby under the above referenced Loan Agreement shall be made by the Bank depositing such Advance in an account of the Borrower at SunTrust Bank, Central Florida, National Association or any other subsidiary bank of Sun Banks of Florida, Inc.

         5. That as of the date hereof there has been no material adverse change in the financial condition of the Borrower from that set forth in the most recent annual financial statements furnished to the Bank.

         As used herein, the terms "Advance," "Banking Day," "Day," "Interest Period," "LIBOR" and "Prime Rate" shall have the respective meanings assigned to such terms in the above-referenced Loan Agreement.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Borrowing as of the ____ day of _________, _____.

                                         PRIORITY HEALTHCARE CORPORATION


                                         By:_____________________________
                                            Name:________________________
                                            Title:_______________________

                                   EXHIBIT "B"

                        Notice of Conversion/Continuation

SunTrust Bank, Central Florida,
  National Association
200 So. Orange Avenue
Orlando, Florida 32801

Attn: Christopher A. Black,
          First Vice President

         Re: Notice of Conversion/Continuation effecting Loans under that certain Loan Agreement by and between Priority Healthcare Corporation (the "Borrower") and SunTrust Bank, Central Florida, National Association (the "Bank")

         The undersigned duly authorized officer of the Borrower, hereby furnishes the Bank a "Notice of Conversion/Continuation" and specifies that:

         1. The requested conversion/continuation date (which shall be a Banking
Day) is _________________.

         2. (a) This is a request for a conversion to a Loan (insert "LIBOR" or "Prime Rate") or (b) This is a requested continuation of a Loan (insert "LIBOR" or "Prime Rate"). (Complete only subparagraph (a) or (b), whichever is applicable)

         3. If this request is a conversion to, or a continuation of a LIBOR Loan, the requested Interest Period is __________ months (insert 1, 2, 3 or 6).

         4. The amount of the borrowing subject to the Notice of Conversion/Continuation is $____________.

As used herein, the terms "Banking Day," "LIBOR," "Prime Rate," "Interest Period" and "Day" shall have the respective meanings assigned to such terms in the above-referenced Loan Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the ____ day of _________, _____.

                                       PRIORITY HEALTHCARE CORPORATION


                                       By:________________________________
                                          Name:___________________________
                                          Title:__________________________

                                   EXHIBIT "C"

                              List of Subsidiaries



IV-1, Inc. is the sole subsidiary of the Borrower. IV-One Services, Inc. and National Pharmacy Providers, Inc. are the sole subsidiaries of IV-1, Inc.